Exhibit 10.2

The taking of the original of this document or any certified copy thereof including written confirmations or references thereto, into the Republic of Austria may cause Austrian stamp duty to be assessed by the Austrian tax authorities. Keep the original document, as well as all certified copies thereof including written confirmations or references thereto, outside of the Republic of Austria.
GUARANTEE AGREEMENT
(subject to Section 1357 of the Austrian Civil Code)
entered into by and between
UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA, fax number 001-610-992-3258 (“UGI”), as guarantor
and
Raiffeisen Zentralbank Osterreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria, fax number +43-1-71707-1086 (“RZ8”), as beneficiary.
WHEREAS:
(A)
Zentraleuropa LPG Holding GmbH, an Austrian company registered under FN 276576 f in the companies book (Firmenbuch) of the Landesgericht Korneuburg, with its seat at Leobendorf and its business address at Flaga StraBe 1, 2100 Leobendorf (the “Borrower”) intends to extend to RZB a written offer (the “Offer”) to enter into a facility agreement in the amount of EURO 8,000,000 (the “Loan Agreement") as attached to this Guarantee Agreement as Annex I.

(B)	The Offer has not been extended, and the Loan Agreement has not been concluded to date.

(C)	The Offer provides that UGI guarantees the payment of all amounts payable by the Borrower under or in connection with the Loan Agreement when due.

(D)	UGI is willing to issue, and RZB is willing to accept such guarantee subject to the terms of this Guarantee Agreement.
NOW, THEREFORE, it is hereby agreed as follows:
1.	UGI hereby confirms that it has taken notice of all terms of the Offer.

2.	UGI hereby irrevocably agrees that the Loan Agreement be entered into in accordance with the terms of the Offer.

3.
As a guarantor according to Section 1357 of the Austrian Civil Code (‘Burge and Zahler” gemaB § 1357 ABGB), UGI hereby irrevocably guarantees in favor of RZB that the Borrower will duly fulfill all its present and future obligations under or in connection with the Loan Agreement (hereinafter collectively referred to as the “Secured Obligations”) including, without limitation, all obligations to repay principal, to pay interest and fees and, further, all payment obligations to RZB in the event that the Loan Agreement or any part thereof is or becomes invalid for any reason whatsoever. Whenever RZB does not receive full payment in respect of any of the Secured Obligations when due, UGI shall make such payment(s) under this Guarantee Agreement within 15 (fifteen) calendar days from receipt of a respective payment request by RZB. Such payment request shall be in writing and shall be delivered by registered mail, by express mail service or by personal delivery to the address of UGI (to the attention of the Corporate Secretary) given in this Guarantee Agreement. Each payment request sent by registered mail or by express mail service shall be deemed duly received by UGI on the fifth calendar day after the date of its dispatch by RZB, provided that RZB has, on the day of such dispatch, either dispatched by registered mail or by express mail service, or delivered by personal delivery, a copy of the same payment request to the process agent mentioned in Clause 14.

4.
In addition, UGI hereby irrevocably covenants, undertakes and, further, guarantees in favor of RZB according to Section 880a second case of the Austrian Civil Code (“Erfolgsgarantie" gemaf3 § 880a zweiter Fall ABGB) that, from the signing of this Guarantee Agreement until the date on which the Loan Agreement will be terminated and RZB will have duly received payment in respect of all Secured Obligations:

(a)	UGI is a corporation duly organized and validly existing under the laws of any State of the USA; and
(b)
UGI has corporate power to enter into this Guarantee Agreement and to perform its obligations hereunder, and all necessary actions required to authorize its execution of this Guarantee Agreement and its performance of its obligations hereunder have been duly taken; and

(c)
no government or other consents or exemptions are required to be obtained by UGI with respect to this Guarantee Agreement in order to give it validity or make it enforceable or, if any such consents or exemptions are required to be obtained in order to give it validity or make it enforceable, they have been or will be obtained in a timely manner, and such consents or exemptions are or will be in full force and effect, and all terms and conditions of any such consents or exemptions are and will be fully complied with in order to give it validity or make it enforceable; and

(d)
in order to give it validity or make it enforceable, (i) this Guarantee Agreement is not required to be registered by, or sent to, any court or other authority, and (ii) no registration dues, taxes or similar charges are required to be paid in relation to this Guarantee Agreement; and

(e)
UGI’s obligations under this Guarantee Agreement are legal, valid and binding and enforceable in accordance with their terms, and such obligations will rank at least pari passu with all its other obligations, except obligations to creditors having preference as a matter of mandatory law; and

(f)	UGI’s execution and delivery of this Guarantee Agreement and the exercise of its rights and performance of its obligations hereunder do not:
(i)	conflict with any agreement or obligation to which UGI is a party or which is binding upon it or any of its assets; or

(ii)	conflict with UGI’s constitutive documents and internal rules and regulations; or

(iii)	conflict with any law, regulation, judicial order or the like;
to an extent or in a manner having a material adverse effect on UGI; and

(g)
UGI is not in breach or in default under any agreement to which it is a party or which is binding on it (or any of its assets) to an extent or in a manner which might have a material adverse effect on it; and

(h)	to the best of UGI’s knowledge, all information supplied by UGI to RZB in connection with this Guarantee Agreement and the Loan Agreement is true, complete and accurate in all material respects; and
(i)
UGI shall provide RZB with copies of its quarterly unaudited consolidated financial statements for each calendar quarter within forty-five (45) days after the end of the calendar quarter for which they have to be prepared, and with copies of its audited consolidated financial statements within ninety (90) days after the end of the financial period for which they have been or have to be prepared; and

(j)
the Borrower is and will remain a company owned and controlled, either directly or indirectly, at least 50% by UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA (“UGI Corporation”); and

(k)	the Borrower is not insolvent in terms of the Austrian Insolvency Codes (Ausgleichsund Konkursordnung).
5.
All payments made or to be made by UGI under this Guarantee Agreement shall be effected in the same currency, in which the respective Secured Obligations are denominated, by transfer to any account indicated in the respective payment request of RZB free from and clear of, and without any deduction for or on account of any present or future taxes, imposts, levies, duties, charges, fees, withholdings or other deductions of any kind or nature whatsoever. Should any payments by UGI under this Guarantee Agreement be subject to any deductions whatsoever, UGI shall pay additional amounts equal to all amounts deducted with the effect that RZB receives and retains all amounts it would have received and retained if no deductions were made.

6.
If, as a result of a payment made by UGI under Clauses 3 and 5, RZB will receive or be granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by RZB without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, being referred to as a “Saving”), RZB shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to UGI’s obligation to repay promptly on demand by RZB the amount to RZB if the relevant Saving is subsequently disallowed or cancelled, reimburse UGI promptly after receipt of such Saving by RZB with such amount.

7.
Any costs and expenses, taxes and duties arising in connection with this Guarantee Agreement — including, without limitation, any duties under the Austrian Duties Act (oGebG) — shall in any event be borne and paid by UGI.

8.	This Guarantee Agreement shall immediately enter into full force and effect. It shall expire when the Loan Agreement is terminated and all Secured Obligations are duly fulfilled.
9.
UGI shall not acquire any rights or claims in connection with the Loan Agreement, nor shall UGI claim or accept payment or security in respect of its obligations arising from, or any payment(s) made under this Guarantee Agreement, until the Loan Agreement is terminated and RZB has duly received payment in respect of all Secured Obligations.

10.
As regards the rights of RZB as set forth in clause 12.1 of the Loan Agreement (collectively the “Rights”), the following shall apply: RZB shall not exercise the Rights, provided that and as long as UGI duly complies with the provisions of this Guarantee Agreement. Under the terms of this Guarantee Agreement, UGI is deemed to duly comply with the provisions of this Guarantee Agreement, provided that UGI duly fulfills all present and future payment or other obligations under this Guarantee Agreement, and provided further that everything guaranteed by UGI pursuant to Clauses 3 and 4 above is and remains true and correct.

11.
Upon request of UGI, the parties hereto shall enter into negotiations for a reduction of the amounts secured under this Guarantee Agreement, subject to the amounts outstanding under the Loan Agreement, the overall credit standing of the Borrower and the equity ratio of the Borrower.

12.	This Guarantee Agreement is governed by and construed in accordance with Austrian law.
13.
Any disputes arising in connection with this Guarantee Agreement (hereinafter referred to as the “Disputes”) — including, without limitation, Disputes regarding the existence or validity of this Guarantee Agreement or any part hereof, and Disputes arising in the event that this Guarantee Agreement or any part hereof is or becomes inexistent or invalid — the following shall apply:

(a)
All Disputes shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber (Vienna Rules) by one or more arbitrators appointed in accordance with such Rules. The arbitral proceeding shall take place, and the arbitral award shall be rendered in Vienna, Austria. The language of arbitration shall be English.

(b)
Notwithstanding the provision in Clause 13(a), RZB shall have the exclusive right to instigate any legal proceedings regarding Disputes in the Commercial Court of Vienna, Austria (Handelsgericht Wien), or in any other court — in Austria, in the United States of America or in any third country — that has or may have or accepts jurisdiction (either by virtue of any law or legal regulation, or by virtue of any agreement, or on any other grounds).

(c)	In any arbitral or court proceeding, the substantive law of Austria shall be applicable.

14.
The Pledgor hereby appoints Wilhelm Schneider, a notary whose principal address is Alser Strasse 23/16, 1080 Vienna, Austria, and his associate Markus Benn Ibier, or such other person the Pledgor may notify to the Pledgee after the entry into this Guarantee Agreement, as its agent for service of process in Austria, and service upon the Pledgor shall be deemed completed upon service to such agent for service of process, whether or not forwarded to or received by the Pledgor.

Valley Forge, Pennsylvania (USA)

May 21, 2007	/s/ Robert W. Krick UGI Corporation

Bratislava,	Raiffeisen Zentralbank Osterreich Aktiengesellschaft

Annex I
Loan Offer

Zentraleuropa LPG Holding GmbH
Flaga Straße 1
2100 Leobendorf
Austria
Raiffeisen Zentralbank Osterreich
Aktiengesellschaft
Am Stadtpark 9
1030 Vienna
Austria
Bratislava, May 21,2007
Re: Multi Currency Facility Offer
Dear Sirs,
We, Zentraleuropa LPG Holding GmbH, an Austrian company registered under FN 276576 f in the commercial register (Firmenbuch) of the Landesgericht Korneuburg with its seat at Leobendorf and its business address at Flaga Strasse 1, 2100 Leobendorf, herewith offer Raiffeisen Zentralbank Osterreich Aktiengesellschaft to enter with us into the following Multi Currency Facility Agreement (for the sake of clarification it is hereby stated that up to now such Multi Currency Facility Agreement has not been entered into in whatever form):
Quote
Facility Agreement
entered into by and between
Zentraleuropa LPG Holding GmbH, Flaga Straße 1, 2100 Leobendorf, Austria (attention: Managing Director (Josef F. Weinzierl); email: weinzierl@flaga.at) (the “Borrower”),
and
Raiffeisen Zentralbank Osterreich Aktiengesellschaft, Am Stadtpark 9, 1030 Vienna, Austria (attention: Peter Straubinger; email: peter.straubinger@rzb.at) (the “Lender”).

1.	FACILITY
1.1
The Lender shall make available to the Borrower a credit facility (“Facility”) in an aggregate maximum amount of EUR 8,000,000 (eight million Euro) (“Facility Amount”), which amount may be, at the Borrower’s option, reduced to EURO 7,000,000 (seven million Euro) upon five Business days prior written notice delivered by the Borrower to the Lender (The “Maximum Facility Amount”).

1.2	The facility can be utilized as follows:
(i)	As an overdraft facility (“Overdraft Facility”) available on the account of the Borrower with the Lender account no. 1-04.065.108/EUR (“EUR-Current Account” or “Overdraft Account”) .
(ii)
As a revolving facility (“Revolving Facility”) for Advances made available to the Borrower for the Term selected by the Borrower in the Request Form. Advance means each part of the Facility Amount made available to the Borrower under the Revolving Facility agreed in this Agreement or (as the context requires) the principal amount thereof for the time being outstanding. The Revolving Facility can be utilized in the form of fixed term advances as multi-currency credit facility in EURO (EUR), Polish Zloty (PLN), Czech Koruna (CZK), Slovak Koruna (SKK), Hungarian Forint (HUF) and Romanian Lei (RON) (each a.“Permitted Currency”), including with regard to foreign currency accounts of the Borrower with the Lender account no. PLN: 36-54.065.107, SKK: 38-54.065.107, CZK: 88-54.065.107, RON: 95-54.065.107 and HUF: 9854.065.107 (together “Foreign Currency Current Accounts”; the EUR-Current Account and the Foreign Currency Current Accounts together “Current Accounts”).

(iii)	As a guarantee facility (“Guarantee Facility”) under which the Lender agrees to issue guarantees in EUR or foreign currency upon request of the Borrower.
PROVIDED that the aggregate of the amounts outstanding under the Overdraft Facility together with the amounts outstanding under the Revolving Facility and the Guarantee Facility must not exceed the Maximum Facility Amount.
2.	PURPOSE
2.1	The Overdraft Facility shall be used to fund the general financing requirements of the Borrower.
2.2	Except as provided in clause 2.1, the Borrower shall use all amounts borrowed under this Agreement for providing working capital to its subsidiaries.
2.3	Except for its undertakings in clause 4.4, the Lender is not bound to monitor or verify the application of any amount borrowed under this Agreement.

3.	CONDITIONS OF UTILIZATION
3.1	The Borrower may not utilize the Facility unless the following conditions precedent have been fulfilled:
(i)	This Agreement has been duly executed and come into full force and effect; and
(ii)	the guarantee agreement referred to in clause 11.1 (i) (the “Guarantee Agreement”) has been duly signed and come into full force and effect; and
(iii)	the rights and interests of the Lender under the Guarantee Agreement (together with this Agreement the "Finance Documents") have been created in a valid, binding and enforceable manner; and
(iv)	the representations and warranties set forth in clause 9.1 are true and correct; and
(v)
no event or circumstance as specified in clause 12.1 (a “Default”), which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an event of default as defined in clause 12.1 (an “Event of Default”), has occurred or threatens to occur.

(vi)	the Lender has received the documents and other evidence listed in Schedule 1, and it has found such documents in form and substance acceptable and satisfactory to it.
4.	UTILIZATION, REQUESTS FOR GUARANTEES

Overdraft Facility
4.1
The Borrower may utilize the Overdraft Facility by giving the Lender payment orders or debit instructions in respect of the Overdraft Account exclusively in EURO. Notwithstanding the aforementioned all possible present and future amounts outstanding on the Foreign Currency Current Accounts shall be considered as outstanding under the Overdraft Facility. Each amount of the respective payment order or debit instruction, together with all amounts then outstanding under the Overdraft Facility, the Revolving Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount. Each payment order and debit instruction shall be irrevocable.

4.2	Subject to the terms of this Agreement, the Lender shall comply with the payment orders and debit instructions referred to in clause 4.1 and debit the EUR-Current Account accordingly.
Revolving Facility
4.3
The Borrower may utilize the Facility on a revolving basis by delivery to the Lender of a duly completed Request Form in the form of Schedule 2 (a “Request Form”) to be received by the Lender no later than 11 a.m. CET on the day falling three (3) Business Days before the proposed disbursement date, provided always that:

(i)	the Request Form shall specify the requested Permitted Currency of the Advance; and
(ii)	[intentionally left blank]; and
(iii)	the amount of the requested Advance shall be at least EURO 100,000 or its equivalent in a Permitted Currency; and
(iv)
the term of the requested Advance (the “Term”) shall be one (1), two (2), three (3) or six (6) months. Term means the period of 1, 2, 3 or 6 months from the Request Form Date until the Repayment Date of an Advance, but no Repayment shall be later than the Final Maturity Date; and

(v)	the terms of the requested Advance shall not extend beyond 364 days after the acceptance of this offer (the “Final Maturity Date”); and

(vi)
the amount of the requested Advance, together with all amounts then outstanding under the Overdraft Facility, the Revolving Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount.

Each Request Form shall be irrevocable.

4.4
Subject to the terms of this Agreement, the Lender shall disburse to the Borrower the amount of the requested Advance on the disbursement date as proposed by the Borrower in its Request Form by transfer to the following Foreign Currency Current Accounts held by the Borrower with the Lender depending on the currency in which the Advance is utilized:

EUR	1-04.065.108
PLN	36-54.065.107
SKK	38-54.065.107
CZK	88-54.065.107
RON	95-54.065.107
HUF	98-54.065.107
Guarantee Facility

4.5	The Borrower may utilize the Guarantee Facility by giving the Lender instructions to issue payment or performance guarantees (each a “Guarantee”), provided always that:
(i)
each instruction shall (a) specify the beneficiary, the amount, the date of issue and the date of expiry of the requested Guarantee, and (b) have the wording of the requested Guarantee attached to it; and

(ii)	the term of the requested Guarantee is not more than 24 months from issuing of the Guarantee; and
(iii)	the wording of the requested Guarantee is acceptable to the Lender in form and substance; and
(iv)
the amount of the requested Guarantee, together with all amounts then outstanding under the Overdraft Facility, the Revolving Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount.

Each instruction to issue a Guarantee shall be irrevocable.

4.6	Subject to the terms of this Agreement, the Lender shall issue the requested Guarantees.
4.7
Should Guarantees issued by the Lender according to this Agreement under the Guarantee Facility be drawn in a foreign currency and if there does not exists a Foreign Currency Current Account of the Borrower with the Lender for the relevant foreign currency in which said Guarantee is so drawn., the Lender shall inform the Borrower and shall debit the amounts so drawn to the EUR-Current Account unless the Borrower provides the amounts in the relevant foreign currency within two (2) Business Days. The Lender will convert amounts paid under a Guarantee into EURO on the basis of the daily exchange rate as of the date of the instruction to issue the Guarantee. Insofar as there is no cover for these amounts in the EUR-Current Account, the Borrower shall immediately pay these amounts to the Lender for credit and deposit on the EUR-Current Account.

4.8
Under this Agreement, a Business Day means a day on which banks in Vienna, or (for the purpose of payments in currencies other than EUR) at the principal financial centre of the relevant currency, are open for the transaction of general business, or (for the purpose of payments in EUR) which is a TARGET Day. TARGET Day means a day on which TARGET is open for the settlement of payments in EUR (“TARGET” meaning Trans-European Automated Real-time Gross Settlement Express Transfer payment system).

5.	REPAYMENT
Overdraft Facility

5.1	The Borrower shall repay all amounts outstanding under the Overdraft Facility at latest 364 days after the acceptance of this offer (the “Final Maturity Date”).
Revolvinq Facility

5.2	The Borrower shall repay each Advance on the last day of its Term together with accrued interest. All amounts outstanding shall be repaid on the Final Maturity Date.
5.3
The Borrower may at any time, if it gives the Lender not less than five (5) Business Days prior notice, prepay the whole or any part of an Advance plus Break Costs. For the purpose of this Agreement “Break Costs” means the amount (if any) by which the interest which the Lender should have received for the period from the date of receipt of an Advance to the last day of the Term of the relevant Advance had the Advance received been paid on the last day of that Term exceeds the amount which the Lender would be able to obtain by placing an amount equal to that Advance received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery of the prepayment and ending on the last day of the current Term.

5.4	Subject to clause 4.3, the Borrower may re-borrow any amount repaid or prepaid under this Agreement.

Guarantee Facility

5.5
In case a payment demand is made by the beneficiary under a Guarantee, the Lender will send a notice to the Borrower informing the Borrower of such payment demand, and specifying (a) the amount to be made, and (b) the account to which the reimbursement amount is to be transferred. The Borrower shall make each reimbursement in accordance with the respective notice of the Lender.

5.6
From date a payment demand is made by a beneficiary under a Guarantee until the date the Lender has been fully reimbursed by the Borrower in accordance with clause 5.5 the Lender shall not be obliged to issue any further Guarantee.

5.7	The Borrower shall pay the Lender all amounts outstanding under the Guarantee Facility at the latest on the day falling 364 days after the acceptance of this offer (the “Expiry Date”)
5.8
In case that a Guarantee issued extends beyond the Expiry Date for whatever reason (e.g. an extend or pay request is made by the beneficiary), the Borrower shall either provide the Lender with a cash deposit in an amount equal to the aggregate commitment of the Lender under that Guarantee then outstanding as security for all reimbursement claims of the Lender against the Borrower that may arise in connection with these Guarantees or return the Guarantee together with a waiver by the beneficiary of all rights under the Guarantee.

6.	INTEREST

Overdraft Facility
6.1	The rate of interest on the amounts outstanding under the Overdraft Facility shall be the percentage rate per annum which is the aggregate of:
(i)	the EONIA (as defined in clause 6.2) or regarding outstanding permitted currencies the relevant Refinancing Rate (as defined in clause 6.11 below); and

(ii)	a margin of 50.00 (fifty point zero) basis points; and

(iii)	the applicable Mandatory Cost, if any, being the percentage rate per annum calculated by the Lender in accordance with Schedule 4.
6.2	EON IA (EURO OVERNIGHT INDEX AVERAGE) means
(i)
the rate for overnight deposits in EURO calculated by the European Central Bank and appearing on the Reuters EONIA page (or the relevant page of the TELERATE or Bloomberg system, or any successor to any of the aforementioned pages) at about 7 p.m. Central European Time, or

(ii)
if no such page is then available, the rate being the arithmetic mean (rounded up to three decimal places) of rates quoted to the Lender by three reference banks taking part in the daily EURIBOR-fixing procedure (to be selected by the Lender at its sole discretion) for EURO overnight moneys, or

(iii)	if no such quotes are then available, the rate equal to the actual costs of funding incurred by the Lender.

EONIA will be determined by the Lender on a daily basis.
6.3
Interest under the Overdraft Facility shall be calculated for the amount outstanding from time to time on the Overdraft Account on the basis of the actual number of days elapsed in a year of 360 days. Such calculation shall be made by the Lender on a daily basis.

6.4	Interest on the amounts outstanding under Overdraft Facility shall be paid by the Borrower to the Lender on the last Business Day of each quarter of a calendar year.
Revolving Facility
6.5
The interest period for an Advance shall be the period from the date of its utilization until the last day of its Term or, as the case may be, the effective date of the prepayment of the entire amount of such Advance pursuant to clause 5.3.

6.6	The rate of interest on an Advance outstanding shall be the percentage rate per annum which is the aggregate of:
(i)	The applicable Indicator (as defined in clause 6.7); and

(ii)	a margin of 50.00 (fifty point zero) basis points; and

(iii)	the applicable Mandatory Cost, if any, being the percentage rate per annum calculated by the Lender in accordance with Schedule 4.
6.7	“Indicator” means
a)	In case of an Advance in EURO the applicable EURIBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in EURO for a term comparable to the relevant interest period which appears on the Reuters page “EURIBOR 01” (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in EURO offered by three major banks on the European interbank market selected by the Lender, at or about 11 a.m. (Vienna time) on the second TARGET Day before the commencement of the respective interest period.

b)	in case of an Advance in Polish Zloty the applicable WIBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in Polish Zloty for a term comparable to the relevant interest period which appears on the Reuters Screen Page (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in Polish Zloty offered by three major banks on the Warsaw interbank market selected by the Lender, at or about 11 a.m. (Warsaw time) on the second Business Day before the commencement of the respective interest period.

c)	In case of an Advance made in Czech Koruna the applicable PRIBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in Czech Koruna for a term comparable to the relevant interest period which appears on the Reuters Screen PRBO Page (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in Czech Koruna offered by three major banks on the Prague interbank market selected by the Lender, at or about 11 a.m. (Prague time) on the second Business Day before the commencement of the respective interest period,

d)	In case of an Advance made in Slovak Koruna the applicable BRIBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in Slovak Koruna for a term comparable to the relevant interest period which appears on the Reuters Screen BRBO Page (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in Slovak Koruna offered by three major banks on the Bratislava interbank market selected by the Lender, at or about 11 a.m. (Bratislava time) on the second Business Day before the commencement of the respective interest period.

e)	In case of an Advance made in Hungarian Forint the applicable BUBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in Hungarian Forint for a term comparable to the relevant interest period which appears on the Reuters Screen BUBOR Page (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in Hungarian Forint offered by three major banks on the Budapest interbank market selected by the Lender, at or about 11 a.m. (Budapest time) on the second Business Day before the commencement of the respective interest period.

f)	In case of an Advance made in Romanian Lei the applicable RONIBOR:
(i)
the rate per annum (rounded up to three decimal places) for deposits in Romanian Lei for a term comparable to the relevant interest period which appears on the Reuters Screen ROBOR Page (or any successor to such page) published or reported by REUTERS or such other electronic information service as selected by the Lender; or

(ii)
if no such rate is then available, the rate which is determined by the Lender to be the arithmetic mean (rounded up to three decimal places) of the rates per annum for such deposits in Romanian Lei offered by three major banks on the Bucharest interbank market selected by the Lender, at or about 11 a.m. (Bucharest time) on the second Business Day before the commencement of the respective interest period.

6.8	Interest shall be calculated for each interest period of an Advance on the basis of actual number of days elapsed in a year of 360 days.
6.9	Interest for each Advance shall be paid by the Borrower to the Lender on the last day of its Term.
6.10
Mandatory Cost Rate means the costs determined by the Lender, and expressed as a percentage rate, of the Lender’s compliance with the minimum reserve requirements of the European Central Bank or any other competent central bank or banking supervisory authority.

6.11
Refinancing Rate means the rate determined by RZB to be its actual costs for the refinancing of the aggregate amount outstanding on the relevant Foreign Currency Current Account from time to time in the relevant interbank market on a daily basis.

7.	FEES, COSTS AND EXPENSES, INDEMNITIES
7.1
The Borrower shall pay the Lender a commitment fee of 12.50 (twelve point fifty) basis points per annum on the balance from time to time between the Maximum Facility Amount on the one hand and the aggregate outstanding amounts under the Facility (including under the Overdraft Facility and all issued Guarantees under the Guarantee Facility) on the other hand. The commitment fee shall be calculated for each calendar quarter on the basis of the actual number of days elapsed in a year of 360 days, and it shall be paid in arrears on the last Business Day of the calendar quarter for which it is calculated.

7.2	For each Guarantee issued under the Guarantee Facility, the Borrower shall pay the Lender:
(i)	on the relevant issuance date an issuance fee in the amount of EURO 53.00; and
(ii)
a guarantee fee of 25.00 (twenty-five point zero) basis points per annum on the maximum Guarantee amount. The guarantee fee shall be calculated during the validity of the Guarantee, and it shall be payable in respect of a certain Guarantee for each calendar quarter in advance on the relevant issuance date and, thereafter, on the last Business Day before the calendar quarter for which it is payable.

7.3
The Borrower shall bear and pay all costs of the legal opinions mentioned in Schedule 1. Furthermore, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, all reasonable out of pocket costs and expenses of whatever nature incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the implementation of this Agreement including, without limitation, costs and expenses arising in connection with the preservation, protection or enforcement of the Lender’s rights under this Agreement. Moreover, the Borrower shall bear, and it shall pay the Lender within seven (7) Business Days of demand by the Lender, any taxes or duties of whatever nature incurred by the Lender in connection with any of the Finance Documents including, without limitation, taxes or duties arising under the Austrian Duties Act (osterreichisches Gebuhrengesetz).

7.4
The Borrower shall, within seven (7) Business days of demand by the Lender, reimburse the Lender for any incremental costs incurred by the Lender, after the acceptance by the Lender of the present offer to enter into this Agreement, in connection with the making or maintaining of, or the commitment to make, the Facility available to the Borrower which result from the introduction of, or any change in, any applicable law or other legal regulation, or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof. The Borrower shall not be required to reimburse the Lender for increased costs attributable to any change in the rate of tax on the general income of Lender, or amounts the Lender has been compensated for pursuant to clause 8.2.

7.5
Notwithstanding, and without prejudice to, any other rights and claims of the Lender, the Borrower shall, within seven (7) Business Days of demand by the Lender, indemnify the Lender against any cost, loss or liability reasonably incurred by the Lender as a result of:

(i)	the occurrence of any Event of Default; and/or

(ii)	a failure by the Borrower to comply with any of its obligations under or in connection with this Agreement; and/or

(iii)
funding, or making arrangements to fund, any Advance requested by the Borrower but not made by reason of the operation of any provisions of this Agreement (other than by reason of default or negligence by that Lender alone); and/or

(iv)	the Advance (or part of the Advance) not being prepaid in accordance with a notice of Prepayment given by the Borrower.

8.	PAYMENTS

8.1	All payments due from the Borrower under this Agreement shall be
(i)	debited by the Lender with value of the relevant due date to the following Current Accounts, held by the Borrower with the Lender depending on the currency in which the payments are due:

EUR	1-04.065.108
PLN	36-54.065.107
SKK	38-54.065.107
CZK	88-54.065.107
RON	95-54.065.107
HUF	98-54.065.107
Any amount debited according to (i) above, together with all amounts then outstanding under the Overdraft Facility, the Revolving Facility and the Guarantee Facility, shall not exceed the Maximum Facility Amount.
In case of any payments due according to (i) above would result in exceeding the Maximum Facility Amount the Borrower shall no later than 11:00 a.m. (Vienna time) on the relevant due date transfer such amount to the relevant Current Account.
Payment shall be made in the relevant Permitted Currency for value on the relevant due date, and it shall be made in full without any withholding or other deduction of any kind or nature (whether in respect of set-off, counterclaim, taxes, duties, charges or otherwise whatsoever).
8.2
If the Borrower is required by law or otherwise to make any withholding or other deduction whatsoever in respect of any amount due under this Agreement, and the Borrower makes such deduction, the Borrower shall increase the sum payable to the Lender in respect of which such deduction was made to the extent necessary to ensure that, after making such deduction, the Lender receives and retains (free from any liability in respect of any such deduction) a net sum equal to the sum which it would have received and so retained had no such deduction been made by the Borrower.

8.3
If, as a result of a payment made by the Borrower under clause 8.2, the Lender has received or been granted a credit against or remission for or deduction or relief from or in respect of any tax payable by it, which is both identifiable and quantifiable by the Lender without requiring it to expend a material amount of time or incur a material cost in so identifying or quantifying (any of the foregoing, to the extent so identifiable and quantifiable, a “Saving”), the Lender shall, to the extent it can do so without prejudice to the retention of the relevant Saving and subject to the Borrower’s obligation to repay promptly on demand by the Lender the amount to the Lender if the relevant Saving is subsequently disallowed or cancelled, reimburse the Borrower promptly after receipt of such Saving by the Lender with such amount.

8.4	Any sum due to be paid under this Agreement on a day which is not a Business Day shall be paid on the last preceding Business Day.
8.5
If the Borrower fails to pay any amount payable by it under this Agreement on its due date, the Borrower shall pay default interest on such overdue amount from (and including) the due date up to (and including) the date of actual payment at a rate of three (3) per cent per annum. Default interest shall be paid in addition to interest payable under clause 6. Default interest shall be immediately payable by the Borrower on demand by the Lender. Default interest (if unpaid) arising on an overdue amount will be compounded with such overdue amount at the end of each interest period applicable to that overdue amount but will remain immediately due and payable. Default interest shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.

9.	REPRESENTATIONS AND WARRANTIES
9.1	The Borrower represents and warrants to the Lender that:
(i)	The Borrower is a company duly established and validly existing under the laws of Austria having its corporate seat and head office in Austria;

(ii)	The Borrower has the corporate power to own its assets and to carry on its business as it is being conducted;

(iii)
the Borrower has the corporate power to enter into this Agreement and to perform its obligations hereunder, and all necessary action to authorize its entry into this Agreement and its performance hereof has been duly taken;

(iv)	each of the Finance Documents is a legal, valid and binding agreement enforceable in accordance with its terms;

(v)
the Borrower has taken no corporate action, and no other steps or legal proceedings have been started or, to the best of the Borrower’s knowledge, threatened against it, for its winding-up, dissolution, administration or re-organization or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of all or any material part of its assets or revenues;

(vi)
no Default has occurred or will occur as a result of making an Advance or/and drawing on the Overdraft Facility, and the Borrower is not in breach or in default under any agreement or other instrument to which it is a party or which is binding on it (or any of its assets) to an extent or in a manner which would be reasonably likely to have a Material Adverse Effect on it; “Material Adverse Effect” means something having a material adverse effect on the Borrower’s financial position or on the Borrower’s ability to perform and comply with its obligations under this Agreement;

(vii)
no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency has been started or, to the best of the Borrower’s knowledge, threatened against the Borrower which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on the Borrower;

(viii)	to the best of the Borrower’s knowledge, all information supplied by the Borrower to the Lender in connection with this Agreement is true, complete and accurate in all material respects;

(ix)
the Borrower’s entering into this Agreement and its exercise of its rights and performance of its obligations hereunder do not and will not conflict with any material agreement or material obligation to which the Borrower is a party or which is binding upon it or any of its assets, or conflict with its constitutive documents and internal rules and regulations;

(x)	the Borrower is not and will not be insolvent in terms of the Austrian Insolvency Codes (Ausgleichs- and Konkursordnung);

(xi)
the Borrower is and will remain a company at least 50% owned and controlled, either directly or indirectly, by UGI Corporation, 460 North Gulph Road, King of Prussia, PA 19406, USA (“UGI Corporation”); and

(xii)	the payment obligations of the Borrower under this Agreement rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors.

9.2
The representations and warranties set out in clause 9.1 are deemed to be repeated by the Borrower (by reference to the facts and circumstances then existing) on each day from the entry into this Agreement to and including the day on which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled.

10.	COVENANTS AND UNDERTAKINGS
10.1
The Borrower covenants and undertakes, from the entry into this Agreement to and including the day on which the Finance Documents are terminated and all rights and claims of the Lender under or in connection with the Finance Documents are duly fulfilled, that:

(i)	the Borrower shall provide to the Lender such information in relation to its business, operations and financial position as the Lender may reasonably require;
(ii)
the Borrower shall provide, or cause UGI Corporation to provide, the Lender with copies of the audited consolidated financial statements of UGI Corporation within ninety (90) days after the end of the period for which they have been prepared, and copies of the unaudited quarterly consolidated financial statements of UGI Corporation within forty-five (45) days after the end of the period for which they have been prepared;

(iii)	the Borrower shall notify the Lender of the occurrence of any Default and/or Event of Default;
(iv)
the Borrower shall take out and maintain, or ensure that any of its affiliates takes out and maintains, insurance cover over the Borrower’s assets and other appropriate insurance cover including, but not limited to insurance cover for interruption of business and general liability, of a type and in an amount which is consistent with good business practice;

(v)
the Borrower shall ensure that its obligations under this Agreement do and will always rank at least pari passu with its other secured and unsecured obligations, other than obligations to creditors having preference as a matter of mandatory law and other than obligations which already exist and have preference when this Agreement is concluded; as regards the latter obligations, the Borrower shall use reasonable best efforts to provide promptly that such obligations having a material adverse impact on its ability to comply with the terms of this Agreement will have no preference in respect of its obligations under this Agreement;

(vi)
the Borrower shall not create or permit to exist any collateral or security interest in favor of one or more third parties on the whole or any part of its present or future property, assets or revenues, without the prior written consent of the Lender which shall not be unreasonably withheld. The provision in the first sentence of this clause 10.1(vi) shall not apply in respect of collateral or security interest created in the ordinary course of business, provided that such collateral or security interest has no material negative impact on the Borrower’s ability to perform under this Agreement;

(vii)
the Borrower shall not, without the prior written consent of the Lender which shall not be unreasonably withheld, either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose of all or a substantial part of its property or assets. The provision in the first sentence of this clause 10.1 (vii) shall not apply in respect of dispositions in the ordinary course of business, provided that such dispositions have no negative impact on the Borrower’s ability to perform under this Agreement; and

(viii)
other than intercompany loans in favor of the Borrower’s subsidiaries the Borrower shall not make any loans or grant any credit or other financing of any kind to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of the obligations of any other person, except within the ordinary course of business, or with the prior written consent of the Lender not to be unreasonably withheld, provided always that such loans, credits, other financings or liabilities have no material negative impact on the Borrower’s ability to perform under this Agreement.

11.	SECURITY
11.1	As security for all present and future rights and claims of the Lender under or in connection with this Agreement the following shall apply:
(i)
Under a separate guarantee agreement in form and substance satisfactory to the Lender (the “Guarantee Agreement”), UGI Corporation issues a guarantee in favor of the Lender according to Section 1357 of the Austrian Civil Code (§ 1357 ABGB).

12.	DEFAULT
12.1	In the event that:
(i)	the Borrower defaults in the payment on the due date of any amount due and payable to the Lender under this Agreement and/or under any other present or future agreement for more than five days; or
(ii)
the Borrower is in material breach of any of the terms and conditions of this Agreement and/or any other present or future agreement with the Lender (other than those referred to in clause 12.1(i)) and, in the case of a breach that is capable of remedy, such breach is not remedied within thirty days after the occurrence of such breach; or

(iii)
any of the representations or warranties of the Borrower under this Agreement, or any of the opinions expressed in the legal opinion mentioned in Schedule 1, proves to be or becomes incorrect, or any certificate, statement or notice issued to the Lender in connection with this Agreement proves to be or becomes incorrect in a material respect; or

(iv)	a material adverse change in the economic situation of the Borrower occurs or threatens to occur; or

(iii)	any of the following Ratios (as defined in and calculated according to Schedule 5) is achieved:
(a)	the Return on Assets is lower than 6.50% (six point five percent), or

(b)	the Debt Amortization Period is equal to or longer than 6.75 (six point seventy five) years, or

(c)	the Equity Ratio is lower than 15.00% (fifteen percent).

(each an Event of Default), the Lender shall at any time be entitled to terminate this Agreement (whereupon this Agreement shall be terminated with immediate effect), and/or to declare, in whole or in part, any amount(s) outstanding to it under or in connection with this Agreement due and payable (whereupon the respective amounts shall become due and payable with immediate effect), and/or to request that the Borrower provides the Lender with, and grants the Lender a first priority pledge over, a cash deposit in an amount equal to the aggregate commitment of Lender under all Guarantees then outstanding as security for all reimbursement claims of the Lender against the Borrower that may arise in connection with these Guarantees (whereupon the Borrower shall promptly provide such cash deposit and grant such pledge).
12.2
If, as a result of any change in GAAP (as defined in the last paragraph of this clause 12.2) after the entry into this Agreement, any deterioration of any of the Ratios (as defined in Schedule 5) shall have occurred or in the opinion of UGI Corporation would be likely to occur, which change would not have occurred or would not have been likely to occur had no change in GAAP taken place:

(i)	such a change in any of the Ratios shall not be considered to constitute an Event of Default or potential Event of Default, and
(ii)
in the event of such a change in any of the Ratios, the Borrower shall provide the Lender with a detailed calculation based upon (a) GAAP prior to the change and (b) GAAP after the change, with a reasonable explanation for the differences, and

(iii)
the parties to the Finance Documents shall negotiate in good faith an amendment to this Agreement which shall approximate to the extent possible the economic effect of the original Ratios taking into account such a change in GAAP.

If said parties do not agree on such amendment within sixty (60) days from the date on which the Borrower first notifies the Lender of such a change in GAAP, the Borrower shall have the option of (i) prepaying in full all amounts outstanding under this Agreement, or (ii) for purposes of this Agreement, continuing to apply GAAP as in effect prior to such change in GAAP.
“GAAP” means generally accepted accounting principles in the United States of America as in effect at the time of any particular computation or determination or as of the date of the relevant financial statements, as the case may be.
12.3
The Ordinary Income (as defined in Schedule 5) for any period shall be adjusted by the addition of the Ordinary Income of any acquisition made during that period as if such acquisition had occurred on the first day of the period. At the request of the Lender, the Borrower shall provide supporting documents reasonably satisfactory to the Lender relating to the Ordinary Income of the acquisition.

12.4	Should the Equity Ratio fall below 15.0% as a result of an acquisition financed with debt,
(i)	the Borrower shall have sixty (60) days from the date of the acquisition to cure the cause (or have UGI Corporation cure the cause) of such a change, and
(ii)	the Borrower shall immediately provide (or have UGI Corporation provide) reasonable evidence that a cure is possible within the 60 day period, and
(iii)
within thirty (30) days of completing an acquisition that would, in its opinion, cause such a change in the Equity Ratio, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the acquisition and a detailed calculation of the Equity Ratio as of the date of the acquisition, and,

(iv)
upon curing the cause of such a change of the Equity Ratio, the Borrower shall provide (or have UGI Corporation provide) a reasonable explanation of the cure and a detailed calculation of the Equity Ratio that reflects the cure.

13.	MISCELLANEOUS
13.1
If any of the provisions of this Agreement are or become invalid or unenforceable in any respect, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired.

13.2
Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered by mail, fax, courier or email to the addresses given in this Agreement or at such other address as the recipient may have notified to the other party in writing.

13.3	The Borrower may not assign, pledge or dispose otherwise of any of its rights or claims under or in connection with this Agreement without the prior written consent of the Lender.
13.4
The Lender may grant participations, and/or assign or transfer any or all of its rights or claims under or in connection with this Agreement to other financial institutions with the prior written consent of the Borrower only, which consent shall not be unreasonably withheld. Such consent, however, shall not be required for the granting of participations, nor for any assignment or transfer, to any members of the Raiffeisen Banking Group.

13.5
No failure by the Lender to exercise, nor any delay by the Lender in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies provided by law.

13.6
The Borrower hereby irrevocably agrees to the electronic processing of all information and data concerning the Borrower and/or any of its affiliated companies which become known to the Lender in the course of the business relationship with the Borrower or any of its affiliated companies, and to the disclosure and forwarding of such information and data (except information and data regarding confidential know-how of the Borrower or any of its affiliates as well as confidential business or financial information explicitly identified by the Borrower in writing as being confidential as required by any law or legal regulation applicable to the Borrower or to any of its affiliates) within the internal organization of the Lender as well as to any domestic or foreign member companies of the Raiffeisen Banking Group and any (potential) parties of syndication or risk participation or security agreements. Prior to releasing any information or data to other parties (including companies of the Raiffeisen Banking Group) provided by the Borrower, the Lender shall enter into a written confidentiality agreement with the recipient of such information or data requiring it to maintain the confidentiality of the information or data, whereby such recipient shall be entitled to electronically process the information or data for internal use.

13.7	All present and future obligations under or in connection with this Agreement have to be fulfilled at the Lender’s premises at Am Stadtpark 9, 1030 Vienna.

13.8	In addition to the terms of this Agreement, the General Terms and Conditions (Version 2001) of the Lender shall apply subsidiarily.

13.9	This Agreement shall be governed by and construed in accordance with the Austrian law.

13.10	Any dispute, controversy or claim arising out of or in connection with this Agreement shall non exclusively be settled by the competent commercial court of Vienna.

UNQUOTE
The present offer shall be irrevocably valid and binding until June 15, 2007. If you accept this offer, we shall pay you an up-front fee of EURO 4.000 flat. You can accept this offer by debiting our account no. 1-04.065.108 with such up-front fee. You are hereby irrevocably authorized to make such debit entry. Upon such debit entry only, the present offer shall be validly accepted irrespective of whether and when we will be informed of your acceptance.
If, any possible agreements have arisen from any offer submitted by us between 01.January 2006 until 01.April 2007 to you concerning the conclusion of any credit facility agreement, all these agreements are considered to be terminated by this present offer and your implied acceptance.
Kind regards,

Zentraleuropa LPG Holding Gmbh
Schedule 1 List of Condition Precedent Documents
Schedule 2 Form of Request Form
Schedule 3 Form of Request for the Issue of a Guarantee
Schedule 4 Mandatory Cost Formulae
Schedule 5 Ratios; Manner of Calculation

SCHEDULE 1
Condition Precedent Documents
1.	A duly executed original of each Finance Document.
2.	A copy of the constitutional documents of the Borrower and the Guarantor (individually also an “Obligor”).
3.	An extract of the commercial (or equivalent} register of each Obligor.
4.	A copy of a resolution of the directors, the board of directors or any other relevant board, body or person of each Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which an Obligor is a party and resolving to execute the Finance Documents to which it is a party;
(ii)	authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)
authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents, notices and other communication (including, without limitation, any Request Form) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

5.	A specimen of the signature of each person authorized by the resolution referred to in point 4 (iii) above.
6.
A certificate provided by an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 1 is true and correct, complete and in full force and effect as at a date no earlier than the entry into this Agreement.

7.
A duly executed original of a letter from the process agent referred to in clause 13 of the Guarantee Agreement confirming that it has been appointed by the relevant Obligor and that it has accepted such appointment.

8.	A duly executed original of a legal opinion by Morgan Lewis & Bockius LLP, Philadelphia, USA, in respect of the Guarantee Agreement
9.	Any other document or evidence the Lender may reasonably require.

SCHEDULE 2
REQUEST FORM

From:	Zentraleuropa LPG Holding GmbH Flaga Straße 1 2100 Leobendorf Austria

To:	Raiffeisen Zentralbank Osterreich Aktiengesellschaft Am Stadtpark 9 1030 Vienna Austria
Date:
Ladies and Gentlemen,
1.	We hereby request you to make the following transfer:

From our account No.:	[_]
To our account No:	[_]
Amount:
On (value date):	[_]
Interest period:	[1/2/3/6] months
2.	We hereby confirm all conditions precedent in connection with such transfer are satisfied as of the date of this request.
3.	This request is irrevocable.

Best regards Zentraleuropa LPG Holding GmbH

SCHEDULE 3
Form of Request for the Issue of a Guarantee

RAIFFEISEN ZENTRAL BANK OSTERREICH AKTIENGESELLSCHAFT	ORDER FOR THE ISSUE OF A GUARANTE
Am Stadtpark 9
A-1030 Wien

Applicant:	I/We herewith instruct you to issue on my/our behalf the following irrevocable guarantee by:

Account no. of applicant:

Tel.no.:	• letter /airmail • telex

Beneficiary:

Currency/amount:	Ref. and date of order: contract: invoice:
Valid until:

Type of guarantee:

•	•

•	•

•	•

Subject (contract number/description of goods as per contract/invoice):

Total order value:	Delivery terms:

Wording of guarantee:

• use wording as per attached text

Guarantee to be issued as direct guarantee, to be sent to:

• beneficiary directly	• to be advised by following bank, without commitment on the bank’s side:
Remarks (e.g. bid bonds: what guarantees are to be opened in case of adjudication; down payment or bank guarantee covering a credit: indicate whether guarantee amount includes interests and charges or not; documentary payment guarantee: indicate documents etc.):

This order is governed by Austrian law.

date	stamp and authorized signature of applicant

Schedule 4
Mandatory Cost Formulae
1. The Mandatory Cost is an addition to the interest rate to compensate the Lender for the cost of compliance with (a) the new requirements of any national bank (b) in either case, new requirements of any other authority which replaces all or any of its functions, (c) the new requirements of the European Central Bank (in this clause 1, “new requirements” means requirements introduced and coming into force after the Date of this Agreement).
2. On the first day of each interest Period (or as soon as possible thereafter) the Lender shall calculate, as a percentage rate, a rate (hereinafter referred to as the “Additional Cost Rate”) in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Lender as a weighted average of the Lender’s Additional Cost Rates and will be expressed as a percentage rate per annum.
3. The Additional Cost Rate for the Lender will be the percentage notified by the Lender as the cost of complying with the minimum reserve requirements of the Austrian National Bank and/or any other authorities referred to in clause 1 above.
4. Any determination by the Lender pursuant to this Schedule 4 in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to the Lender shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.
5. The Lender may from time to time, after consultation with the Borrower, determine and notify to the Borrower any amendments which are required to be made to this Schedule 4 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Austrian National Bank and/or any other authorities referred to in clause 1 above, and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties to this Agreement.

Schedule 5
Ratios; Manner of Calculation
1.	Ratios.
Certain financial ratios of UGI Corporation (on a consolidated basis) (individually a “Ratio” and collectively the “Ratios”) are defined as follows:
Equity Ratio as % of total assets means Total Equity divided by Average Adjusted Total Assets.
Return on Assets means Ordinary Income divided by Average Adjusted Total Assets.
Debt Amortization Period means Net Debt divided by EBTDA whereas the meaning of capitalized terms shall be as follows:
TOTAL EQUITY means Total Stockholders’ Equity according to quarterly/annual report plus Minority Interests.
AVERAGE ADJUSTED TOTAL ASSETS means the sum of Total Assets according to quarterly/annual report for each of the past four (4) financial quarters divided by four (4).
ORDINARY INCOME means operating income according to quarterly/annual reports.
EBTDA means Ordinary income plus Depreciation and Amortization minus Interest Expense.
NET DEBT means Current Maturities of Long Term Debt plus Bank Loans plus Long Term Debt (altogether “INTEREST-BEARING LIABILITIES”) minus Cash and cash equivalents minus Short-term investments.
2.	Manner of Calculating Ratios:

The Ratios shall be calculated by the Lender in accordance with the terms set forth in this Schedule 5 on the basis of the consolidated financial statements of UGI Corporation to be provided pursuant to clause 10.1 (ii), beginning with the consolidated quarterly financial statements of UGI Corporation for the first calendar quarter of 2006. UGI Corporation may, at its discretion, provide its calculation of such Ratios together with the submission of the financial statements that are required to be submitted pursuant to clause 10.1 (ii). For the sake of clarification, however, it is hereby stated that only the calculation by the Lender is relevant for the purpose of this Agreement.